                                  EXHIBIT 99.1

                           Airspan Networks Announces

                         First Quarter Financial Results

BOCA RATON, Fla. - April 30, 2003 - Airspan Networks Inc. (Nasdaq: AIRN) today announced first quarter financial results ended March 30, 2003. Revenues of $7.8 million were 130 percent higher than the first quarter of 2002. The company incurred a loss per share of $0.16 in the first quarter of 2003 versus a loss of $0.23 in the first quarter of 2002.

The Company excluded from reported revenue $1.3 million of equipment shipments in the first quarter, as revenue recognition criteria for those shipments had not all been met as of March 30, 2003. The Company anticipates recognizing this revenue in future quarters. Supply chain issues further delayed the shipment of approximately $0.8 million of backlog.

Gross profit was $2.6 million, or 33 percent of revenue, compared with $0.4 million, or 11 percent, in the prior year's first quarter. Reported operating expenses for the quarter totaled $8.8 million, compared to $8.7 million in the first quarter of 2002. The number for first quarter 2002 expenses included a provision of $0.2 million for restructuring. Excluding the restructuring provision in the first quarter of 2002, operating expense increased by $0.3 million. WipLL operating expenses of $1.4 million offset reductions of $1.1 million in operating expense of the existing business prior to the acquisition of the WipLL product line. The company's cash and short-term investments at the close of the first quarter stood at $47.2 million, of which $1.6 million was restricted cash.

"Given the typical seasonality in spending on telecommunications equipment which leads to lighter demand in the first half of the year, and the continued slowdown in capital spending generally in the industry, we're encouraged with our first quarter performance," said Eric Stonestrom, president and chief executive officer for Airspan. "In the quarter we shipped in excess of $9 million of equipment and services. We signed significant contracts for the AS4020 product line with major operators such as BCL of New Zealand. In addition, we aligned our product roadmap with the WiMAX forum, which gives a significant boost to our medium term outlook. We're satisfied with the progress we made on several fronts, including the winning of new customers and the growing number of WipLL deployments worldwide, and our management of operating expenses and cash. While our cash usage in the quarter was higher than the preceding quarter due to a close out of certain payables associated with manufacturing subcontractors, we expect to return to historical levels and to continue the trend of declining operating cash use, as we implement the next phase of our cost reduction program. At the start of the second quarter we settled our debt obligation of $2.5 million, due in September 2003, with a payment of $2.4 million. This settlement will save us $0.2 million of principal and future interest payments, and leave the company with no funded debt."

During the first quarter, Airspan derived its revenue from a total of 50 customers in 33 countries, including seven new customers. Stonestrom expects that Airspan's results will continue to improve through 2003, and in particular that the company will exceed $7.8 million of revenues in the second quarter. Stonestrom anticipates that Airspan will reach its breakeven point by the end of the year, through a combination of moderately increased revenues and aggressive operating expense reductions.

The company has scheduled an investor conference call for 5 p.m. EDT today. The dial-in numbers for the live conference call are as follows: US toll-free number is 1-800-305-1078; international access dial-in number is 1-703-871-3026. There will be a live webcast of the conference call available on the investor relations section of the Airspan Web site at www.airspan.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the Airspan Web site for 30 days. A telephone replay of the call will also be available. The US toll-free number for the replay is 1-888-266-2081; international access number for the replay is 703-925-2533. Please reference the Airspan Networks fourth quarter conference call.

About Airspan Networks

Airspan Networks provides wireless DSL systems and solutions to both licensed and unlicensed operators around the world in frequency bands between 900 MHz to 4 GHz, including both PCS and 3.5GHz. Additionally, Airspan has developed an enhanced version of its WipLL product, which in addition to the 2.4GHz and 3.5GHz ranges, serves unlicensed operators in the 5.7-5.8GHz range. Airspan continues to evolve its products in order to meet new 802.11b and 802.16a IEEE standards. The company has deployments with more than 100 operators in more than 50 countries. Airspan's systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan's systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom. More information on Airspan can be found at http://www.airspan.com


Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as "may", "will", "to", "plan", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation,
(i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; and (v) a loss of any of our key customers. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

For media inquiries, contact:
Airspan Networks:
Al Quintana

Senior Director, Marketing Communications

Tel: +1 561 893-8683
Fax: +1 561 893-8671
Email: aquintana@airspan.com

For Investment inquiries, contact:
Airspan Networks:
Peter Aronstam
Chief Financial Officer

Tel: +1 561 893-8682
Fax: +1561 893-8681
Email: paronstam@airspan.com